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                                                               EXHIBIT 10(b)(ii)


INDEPENDENT AUDITORS' CONSENT


        We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-85183 of Farmers Annuity Separate Account A on Form N-4 of our report dated April 23, 2001, appearing in the Statement of Additional Information, which is incorporated by reference into this Registration Statement, and of our report dated February 12, 2001, relating to the financial statements of Farmers New World Life Insurance Company appearing in the Statement of Additional Information, which is incorporated by reference into this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information, which is incorporated by reference.

/s/ DELOITTE & TOUCHE LLP
---------------------------
Seattle, Washington


August 26, 2002